Exhibit 5.1

Exhibit 23.1

Law Offices of Robert Diener

41 Ulua Place

Haiku, HI 96708

Email: Rob@rdienerlaw.com

Telephone: (808) 573-6163

Fax: (310) 362-8887

April 14, 2021

Board of Directors

Stem Holdings, Inc.

2201 NW Corporate Blvd., Suite 205

Boca Raton, FL 33431

RE:	Stem Holdings, Inc.
Post-Effective Amendment No. 1 to Form S-1 dated April 14, 2021 Commission File No. 333-251897

Ladies and Gentlemen:

We act as counsel for Stem Holdings, Inc., a Nevada corporation (the “Company’), in connection with the preparation and filing by the Company of its registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to 52,681,008 shares being offered by Selling Shareholders.

We have examined the Articles of Incorporation and the By-Laws of the Company, the relevant provisions of the Nevada Revised Statutes, the relevant records of the State of Nevada and have made inquiries of the principals of the Company. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of the Company or representations contained in the Registration Statement. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents referenced above or otherwise made known to us.

Based upon and relying solely upon the foregoing, we advise you that in our opinion that (a) the Selling Shareholder shares are (or will be when issued) validly issued, duly authorized, fully-paid and non-assessable. The Warrants are binding obligations of the Company under Nevada law and (b) the shares underlying the Warrants offered by the Selling Shareholders, when issued, will be duly authorized and validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is issued to you solely for use in connection with the Registration Statement.

This opinion letter is limited to the application of the laws of the State of Nevada and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdictions. Our opinions and statements expressed herein are limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the legal reference to this firm under the caption “Legal Matters.”

Sincerely,

LAW OFFICES OF ROBERT DIENER

/s/ Robert Diener
Robert Diener